EXHIBIT 16

May 2, 2013

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

In re: Aoxing Pharmaceutical Company, Inc.
File#: 0-24185
FEI#: 65-0636168

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 29, 2013, to be filed by our former client, Aoxing Pharmaceutical Company, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

This is to confirm that the client-auditor relationship between Aoxing Pharmaceutical Company, Inc. and BDO China Dahua CPA Co., Ltd. has ceased.

Very truly yours,

/s/ BDO China Dahua CPA Co., Ltd.